BILL OF SALE
Reference is hereby made to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) effective as June 14, 2004__, 2004, by and among P.T. Centers Inc. A Texas corporation ("Buyer") and Mississippi Central Clinic and Canton Rehabilitation Clinic ("Seller") (collectively, the “Parties”). All capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Asset Purchase Agreement.
For value received, including, without limitation, the payment of the Purchase Price, and pursuant to Section 2 of the Asset Purchase Agreement, Seller hereby assigns, transfers, grants, gives, bargains, sells, sets over, delivers and conveys unto Buyer, free and clear of any and all Liens (other than Assumed Liabilities), all of Seller’s right, title and interest in and to the Acquired Assets, or as otherwise identified to be transferred to Buyer pursuant to the Asset Purchase Agreement.
EXECUTED in multiple counterparts as of the date first written above.

BUYER:
P. T. Centers Inc.

By: /s/ Alfred Oglesby
Alfred Oglesby
Chairman/CEO

SELLER:

Mississippi Central Clinic and
Canton Rehabilitation Clinic

By: /s/ Frank Wiley
Frank Wiley

By: /s/ Michael Yant
Michael Yant